Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

MAINSTREET BANcshares, inc.

ARTICLE I
NAME

The name of the Corporation is: MainStreet Bancshares, Inc.

ARTICLE II
PURPOSES

The purpose of the Corporation is to conduct the business of a corporation and bank holding company and to conduct any and all business, including trust business, and to have any and all corporate powers, which are permitted to corporations organized to conduct the business of a corporation and bank holding company pursuant to the laws of the Commonwealth of Virginia, including such powers as may be granted from time to time by the State Corporation Commission to corporations organized to conduct, and authorized to engage in, the business of a corporation and bank holding company.

article iii
authorized STOCK

1.Number. The aggregate number of shares of stock which the Corporation shall have the authority to issue, and the par value per share, is as follows:

Class	Number of Shares	Par Value
Common Stock	7,500,000	$4.00
Preferred Stock	2,000,000	$1.00

2.Preemptive Rights. No holder of any class of stock of the Corporation shall have any preemptive rights with respect to any subscriptions, warrants, rights or options to purchase any shares of any class of stock of the Corporation, or obligations convertible into any shares of any class of stock of the Corporation or into subscriptions, warrants, rights or options to purchase any shares of any class of stock of the Corporation.

3.Voting; Liquidation. The holders of the Common Stock shall, to the exclusion of the holders of any other class of stock of the Corporation, have the sole and full power to vote for the election of directors and for all other purposes without limitation except only as otherwise provided in any articles of amendment applicable to any series of Preferred Stock, and as otherwise expressly provided by the then existing statutes of Virginia. The holders of the Common Stock shall have one vote for each share of Common Stock held by them. Except as may be set forth in any articles of amendment applicable to shares of Preferred Stock, the holders of the Common Stock shall be entitled to receive the net assets of the Corporation upon liquidation, dissolution or winding up.

4.Establishing Preferred Stock. Authority is expressly vested in the Board of Directors to divide the Preferred Stock into and issue the same in series and, to the fullest extent permitted by law, to fix and determine the preferences, limitations and relative rights of the shares of any series so established, and to provide for the issuance thereof. Prior to the issuance of any share of a series of Preferred Stock, the Board of Directors shall establish such series by adopting an amendment of the articles of incorporation setting forth the designation and number of shares of the series and the preferences, limitations and relative rights thereof, and the Corporation shall file with the State Corporation Commission articles of amendment as required by law, and the State Corporation Commission shall have issued a certificate of amendment.

article Iv
directors
classified board

1.Number. The management, control and government of the Corporation shall be vested in the Board of Directors, which shall be composed of no fewer than five (5) nor more than fifteen (15) directors which minimum and maximum number of directors may not be changed except by amendment to the Articles of Incorporation.

2.Classified Board. The Board of Directors shall be divided into three groups of directors that shall be designated Group I, Group II, and Group III.  The members of each group shall be elected for a term of three years and until their successors are duly elected by the shareholders and qualified.  Such groups shall be as nearly equal in number as the then total number of directors constituting the entire Board of Directors shall permit, with the term of office of Group I to expire at the first annual meeting of shareholders, the term of office of Group II to expire at the annual meeting of shareholders one year thereafter, and the term of office of Group III to expire at the annual meeting of shareholders two years thereafter.  At each annual meeting of shareholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election.

Whenever the holders of any one or more series of Preferred Stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the Board of Directors shall consist of said directors so elected in addition to the number of directors fixed as provided above in this Article.

article v
quorum at shareholders meetings
SHAREHOLDER APPROVAL OF CERTAIN TRANSACTIONS

1.Quorum at Shareholder Meetings. Unless otherwise required by the Code of Virginia, or these Articles, one-third (1/3) of the votes entitled to be cast on a matter by a voting group at a shareholder meeting shall constitute a quorum of that voting group for action on a matter presented at a shareholder meeting. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or shall be set for that adjourned meeting.

2.Shareholder Approval of Certain Actions. An amendment of the Corporation’s Articles of Incorporation, a plan of merger or share exchange, a transaction involving the sale of all or substantially all the Corporation’s assets other than in the regular course of business, and a plan of dissolution shall be approved by the vote of a majority of all the votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group is present, provided that the transaction has been approved and recommended by at least two-thirds (2/3) of the Directors in office at the time of such approval and recommendation. If the transaction is not so approved and recommended by at least two-thirds (2/3) of the Directors in office, then the transaction shall be approved by the vote of eighty percent (80%) or more of all the votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction.

article vi
INDEMNIFICATION AND ELIMINATION OF LIABILITY

1.Indemnification of Directors and Officers. Except as provided in Section 2 of this Article, the Corporation shall indemnify every individual made a party to a proceeding because he is or was a director or officer against liability incurred in the proceeding if: (i) he conducted himself in good faith; and (ii) he believed, in the case of conduct in his official capacity with the Corporation, that his conduct was in its best interests and, in all other cases, that his conduct was at least not opposed to its best interests (or in the case of conduct with respect to an employee benefit plan, that his conduct was for a purpose he believed to be in the interests of the participants of and beneficiaries of the plan); and (iii) he had no reasonable cause to believe, in the case of any criminal proceeding, that his conduct was unlawful.

2.Indemnification Not Permitted. The Corporation shall not indemnify any individual against his willful misconduct or a knowing violation of the criminal law or against any liability incurred by him in any proceeding charging improper personal benefit to him, whether or not by or in the right of the Corporation or involving action in his official capacity, in which he was adjudged liable by a court of competent jurisdiction on the basis that personal benefit was improperly received by him.

3.Effect of Judgment or Conviction. The termination of a proceeding by judgment, order, settlement or conviction is not, of itself, determinative that an individual did not meet the standard of conduct set forth in Section 1 of this Article or that the conduct of such individual constituted willful misconduct or a knowing violation of the criminal law.

4.Determination and Authorization. Unless ordered by a court of competent jurisdiction, any indemnification under Section 1 of this Article shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the individual is permissible in the circumstances because: (i) he met the standard of conduct set forth in Section 1 of this Article and, with respect to a proceeding by or in the right of the Corporation in which such individual was adjudged liable to the Corporation, he is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances even though he was adjudged liable; and (ii) the conduct of such individual did not constitute willful misconduct or a knowing violation of the criminal law.

Such determination shall be made: (i) by the board of directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding; or (ii) if such a quorum cannot be obtained, by a majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding; or (iii) by special legal counsel selected by the board of directors or its committee in the manner heretofore provided or, if such a quorum of the board of directors cannot be obtained and such a committee cannot be designated, selected by a majority vote of the board of directors (in which selection directors who are parties may participate); or (iv) by the shareholders, but shares owned by or voted under the control of individuals who are at the time parties to the proceeding may not be voted on the determination. Authorization of indemnification, evaluation as to reasonableness of expenses and determination and authorization of advancements for expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those selecting such counsel.

5.Advance for Expenses. If permitted by applicable law, the Corporation shall pay for or reimburse the reasonable expenses incurred by any individual who is a party to a proceeding in advance of final disposition of the proceeding if: (i) he furnished the Corporation a written statement of his good faith belief that he has met the standard of conduct described in Section 1 of this Article and a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that indemnification of such individual in the specific case is not permissible; and (ii) a determination is made that the facts then known to those making the determination would not preclude indemnification under this Article.

6.Indemnification of Employees and Agents. The Corporation may, but shall not be required to, indemnify and advance expenses to employees and agents of the Corporation to the same extent as provided in this Article with respect to directors and officers.

7.Elimination of Liability of Directors and Officers. Except as provided in Section 8 of this Article, in any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, a director or officer of the Corporation shall not be liable in any monetary amount for damages arising out of or resulting from a single transaction, occurrence or course of conduct.

8.Liability of Directors and Officers Not Eliminated. The liability of a director or officer shall not be eliminated in accordance with the provisions of Section 7 of this Article if the director or officer engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including without limitation, any claim of unlawful insider trading or manipulation of the market for any security.

9.Definitions. In this Article:

“Director” and “officer” mean an individual who is or was a director or officer of the Corporation, as the case may be, or who, while a director or officer of the Corporation is or was serving at the Corporation’s request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. A director or officer shall be considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan.

“Individual” includes, unless the context requires otherwise, the estate, heirs, executors, personal representatives and administrators of an individual.

“Corporation” means the Corporation and any domestic or foreign predecessor entity of the Corporation in a merger or other transaction in which the predecessor’s existence ceased upon the consummation of the transaction.

“Expenses” includes but is not limited to reasonable counsel fees.

“Liability” means the obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding.

“Official capacity” means: (i) when used with respect to a director, the office of director in the Corporation; (ii) when used with respect to an officer, the office in the Corporation held by him; or (iii) when used with respect to an employee or agent, the employment or agency relationship undertaken by him on behalf of the Corporation. “Official capacity” does not include service for any foreign or domestic corporation or other partnership, joint venture, trust, employee benefit plan or other enterprise.

“Party” includes an individual who was, is or is threatened to be made a named defendant or respondent in a proceeding.

“Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

10.Provisions Not Exclusive. As authorized by the Virginia Stock Corporation Act, the provisions of this Article are in addition to and not in limitation of the specific powers of a corporation to indemnify directors and officers set forth therein. If any provision of this Article shall be adjudicated invalid or unenforceable by a court of competent jurisdiction, such adjudication shall not be deemed to invalidate or otherwise affect any other provision hereof or any power of indemnity which the Corporation may have under the Virginia Stock Corporation Act or other laws of the Commonwealth of Virginia.

COMMONWEALTH OF VIRGINIA

STATE CORPORATION COMMISSION

ARTICLES OF AMENDMENT OF

MainStreet Bancshares, Inc.

The undersigned, on behalf of the corporation set forth below, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, states as follows:

1.	Name of Corporation. The name of the corporation is MainStreet Bancshares, Inc.
2.	Text of Amendment. The text of the amendment adopted is attached.
3.	Exchange, Reclassification or Cancellation of Issued Shares. Not applicable.
4.	Date of Adoption. The attached amendment was adopted on May 16, 2018.
5.	Method of Approval. The amendment was proposed by the board of directors and submitted to the shareholders in accordance with the provisions of Title 13.1, Chapter 9 of the Code of Virginia, and:
(a)	The designation, number of outstanding shares, and number of votes entitled to be cast by each voting group entitled to vote separately on the amendment were:
Designation	Number of Outstanding Shares	Number of Votes

Common Stock	5,533,605	5,533,605
(b)	The total number of votes cast for and against the amendment by each voting group entitled to vote separately on the amendment was:
Voting Group	Total Votes FOR	Total Votes AGAINST

Common Stock	4,180,199	101,452
(c)	The number cast for the amendment by each voting group was sufficient for approval by that voting group.

Executed in the name of the corporation by:

/x/ Jeff W. Dick		Date:	June 12, 2018
(signature)
Name:	Jeff W. Dick	Title:	President and Chief Executive Officer

SCC ID: 08013013

AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

MAINSTREET BANCSHARES, INC.

Article III.1 of the Amended and Restated Articles of Incorporation of MainStreet Bancshares, Inc. is hereby amended to read as follows:

ARTICLE III

AUTHORIZED STOCK

1.Number.  The aggregate number of shares of stock which the Company shall have the authority to issue, and the par value per share, is as follows:

Class	Number of Shares	Par Value
Common Stock	10,000,000	$4.00
Preferred Stock	2,000,000	$1.00